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                                                               Exhibit 99(a)(10)


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
 THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES OR WARRANTS. THE OFFER IS MADE
      SOLELY BY THE OFFER TO PURCHASE, DATED NOVEMBER 14, 1995, AND THE RELATED LETTERS OF TRANSMITTAL, AND IS BEING MADE TO
        ALL HOLDERS OF SHARES AND WARRANTS. THE OFFER IS NOT BEING MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF
            OF) HOLDERS OF SHARES OR WARRANTS IN ANY JURISDICTION IN  WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE
                THEREOF WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION.  IN ANY JURISDICTION WHERE
                        THE SECURITIES, BLUE SKY OR OTHER LAWS REQUIRE THE OFFER TO BE MADE BY A LICENSED
                             BROKER OR DEALER, THE OFFER SHALL BE DEEMED TO BE MADE ON BEHALF OF THE
                                      PURCHASER BY ONE OR MORE REGISTERED BROKERS OR DEALERS
                                          LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

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                      NOTICE OF OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
         (INCLUDING THE ASSOCIATED RIGHTS TO PURCHASE PREFERRED STOCK)
                                      AND
               ALL OUTSTANDING WARRANTS TO PURCHASE COMMON STOCK
                                       OF
                    NATIONAL CONVENIENCE STORES INCORPORATED
                                       BY
                           SHAMROCK ACQUISITION CORP.
                           A WHOLLY OWNED SUBSIDIARY
                                       OF
                             DIAMOND SHAMROCK, INC.
                                       AT
                              $27.00 NET PER SHARE
                                      AND
                             $9.25 NET PER WARRANT


         Shamrock Acquisition Corp.(the "Purchaser"), a wholly owned subsidiary of Diamond Shamrock, Inc. ("Diamond Shamrock"), is offering to purchase (i) all outstanding shares of Common Stock, par value $.01 per share (the "Shares"), of National Convenience Stores Incorporated (the "Company"), together with the associated rights to purchase preferred stock (the "Rights") issued pursuant to the Rights Agreement, dated as of August 31, 1995 (the "Rights Agreement"), between the Company and Boatmen's Trust Company, as Rights Agent, at the purchase price of $27.00 per Share (and associated Right) (the "Share Offer Price") and (ii) all outstanding Warrants to purchase Shares (the "Warrants") issued pursuant to the Warrant Agreement, dated as of March 9, 1993 (the "Warrant Agreement"), between the Company and Boatmen's Trust Company, as Warrant Agent, at the purchase price of $9.25 per Warrant (the "Warrant Offer Price"), in each case, net to the tendering securityholder (pre-tax) in cash, without interest thereon, on the terms and subject to the conditions set forth in the Offer to Purchase, dated November 14, 1995 (the "Offer to Purchase"), and in the related Letters of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). Unless the context otherwise requires, all references herein to Shares shall include the Rights. Tendering securityholders will not be obligated to pay brokerage commissions, solicitation fees or, except as set forth in Instruction 6 of the Letters of Transmittal, transfer taxes on the purchase of Shares or Warrants pursuant to the Offer.

   THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, DECEMBER 13, 1995, UNLESS THE OFFER IS EXTENDED.

         The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of November 8, 1995 (the "Merger Agreement"), by and among Diamond Shamrock, the Purchaser and the Company pursuant to which, as soon as practicable after the completion of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into the Company (the "Merger") and the Company will become a wholly owned subsidiary of Diamond Shamrock. At the effective time of the Merger (the "Effective Time"), each then-outstanding Share (other than Shares owned by Diamond Shamrock, the Purchaser or any other direct or indirect subsidiary of Diamond Shamrock or held in the treasury of the Company, all of which will be cancelled, and Shares held by stockholders who comply with all of the relevant provisions of Article IX of the company's Restated Certificate of Incorporation and who perfect their appraisal rights under Section 262 of the Delaware General Corporation Law) will be converted into the right to receive $27.00 per Share without interest thereon, (or such greater amount paid per share pursuant to the Offer), net to the holder (pre-tax) in cash (the "Merger Consideration"). Pursuant to the terms of the Warrant Agreement, at the Effective Time, each then-outstanding Warrant will remain outstanding following the Merger and, from and after the Effective Time, holders of Warrants (the "Warrantholders") will have the right to obtain upon exercise of each Warrant, in lieu of the one Share theretofore issuable upon exercise of such Warrant, the Merger Consideration, net to the Warrantholder (pre-tax) in cash, without interest thereon.

         THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED
EACH OF THE OFFER AND THE MERGER AND HAS DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR AND IN THE BEST INTERESTS OF THE COMPANY'S SECURITYHOLDERS AND UNANIMOUSLY RECOMMENDS THAT SECURITYHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES AND WARRANTS PURSUANT TO THE OFFER.

         THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED BELOW) THAT NUMBER OF SHARES AND WARRANTS REPRESENTING AT LEAST TWO-THIRDS OF THE TOTAL NUMBER OF OUTSTANDING SHARES OF THE COMPANY ON A FULLY DILUTED BASIS AND (II) THE RIGHTS HAVING BEEN REDEEMED BY THE BOARD OF DIRECTORS OF THE COMPANY. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS CONTAINED IN THE OFFER TO PURCHASE. SEE SECTION 6 OF THE OFFER TO PURCHASE.

         In the Merger Agreement, the Company agreed to (i) take all action necessary to defer the Distribution Date (as defined in the Rights Agreement) to prevent the occurrence of the Distribution Date as a result of the commencement of the Offer or the consummation of the transactions contemplated by the Merger Agreement and (ii) redeem the Rights effective immediately prior to the Purchaser's acceptance for payment of the Shares and the Warrants pursuant to the Offer.

         The term "Expiration Date" means 12:00 midnight, New York City time, on Wednesday, December 13, 1995, unless and until the Purchaser, in its sole discretion, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.
Subject to the terms of the Merger Agreement, the Purchaser expressly reserves the right to (i) extend the period of time during which the Offer is open if any condition thereto is not satisfied and thereby delay acceptance for payment of, and the payment for, any Shares or Warrants by giving oral or written notice of such extension to KeyCorp Shareholder Services, Inc. (the "Depositary") or (ii) increase the Share Offer Price or Warrant Offer Price to be paid in the Offer by giving oral or written notice of such amendment to the Depositary. The Purchaser shall not have any obligation to pay interest on the purchase price for tendered Shares or Warrants in the event the period of time during which the Offer is open is extended for any reason. Any such extension will be followed as promptly as practicable by a public announcement thereof to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares or Warrants previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering securityholder to withdraw such securityholder's Shares or Warrants.

         For purposes of the Offer, the Purchaser shall be deemed to have accepted for payment (and thereby purchased) Shares or Warrants validly tendered and not withdrawn pursuant to the Offer when, as and if the Purchaser gives oral or written notice to the Depositary of its acceptance for payment of such Shares or Warrants. In all cases, on the terms and subject to the conditions of the Offer, payment for Shares and Warrants so accepted will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering securityholders for the purposes of receiving payment from the Purchaser and transmitting payment to tendering securityholders. In all cases, payment for Shares or Warrants accepted for payment pursuant to the

Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares or Warrants or a timely confirmation (a "Book-Entry Confirmation") of book-entry transfer of such Shares or Warrants into the Depositary's account at a Book-Entry Transfer Facility (as defined in Section 2 of the Offer to Purchase) with respect to such Shares or Warrants;
(ii) a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) with any required signature guarantees (or in the case of a book-entry transfer, an Agent's Message (as defined in Section 2 of the Offer to Purchase)); and (iii) any other documents required by the applicable Letter of Transmittal. See Section 2 of the Offer to Purchase. Under no circumstances will interest be paid on the purchase price of the Shares or Warrants to be paid by the Purchaser by reason of any delay in making such payments.

         If the Purchaser extends the Offer or if the Purchaser (whether before or after its acceptance for payment of Shares and Warrants tendered pursuant to the Offer) is delayed in its payment for Shares or Warrants or is unable to pay for the Shares or Warrants tendered pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares and Warrants on behalf of the Purchaser, and such Shares and Warrants may not be withdrawn except to the extent tendering securityholders are entitled to withdrawal rights as described in Section 3 of the Offer to Purchase. Any such delay will be by an extension of the Offer to the extent required by law.

         If certain events occur, the Purchaser will not be obligated to accept for payment or pay for any Shares or Warrants tendered pursuant to the Offer. See Section 6 of the Offer to Purchase. If any tendered Shares or Warrants are not purchased pursuant to the Offer for any reason or if certificates submitted represent more Shares or Warrants than are tendered, certificates representing unpurchased or untendered Shares or Warrants will be returned (or, in case of Shares or Warrants delivered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility, as described in Section 2 of the Offer to Purchase, such Shares or Warrants will be credited to an account maintained with such Book-Entry Transfer Facility), without expense to the tendering securityholder, as promptly as practicable following the expiration or termination of the Offer, as the case may be.

         Tenders of Shares or Warrants pursuant to the Offer will be irrevocable, except that Shares and Warrants tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time on or after January 13, 1996. For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares or Warrants to be withdrawn, the number of Shares or Warrants to be withdrawn and the name in which such Shares or Warrants are registered, if different from the name of the person who tendered the Shares or Warrants. If certificates for Shares or Warrants to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must also be furnished to the Depositary and, unless such Shares or Warrants have been tendered by an Eligible Institution (as defined in Section 2 of the Offer to Purchase), the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares or Warrants have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 2 of the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares or Warrants and must otherwise comply with such Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares or Warrants may not be rescinded, and any Shares or Warrants properly withdrawn will thereafter be deemed not validly tendered for any purposes of the Offer. However, withdrawn Shares or Warrants may be retendered by again following one of the procedures described in Section 2 of the Offer to Purchase at any time on or prior to the Expiration Date. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser in its sole discretion, whose determination will be final and binding.

         The Company has provided the Purchaser with the Company's stockholder list, its Warrantholder list and security position listings for the purpose of disseminating the Offer to the holders of Shares and Warrants.


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
         The Offer to Purchase and the related Letters of Transmittal and other relevant materials will be mailed by the Purchaser to record holders of Shares and Warrants and furnished by the Purchaser to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list, Warrantholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares or Warrants.

         The information required to be disclosed by Rule 14d-6(e)(1)(vii) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

         THE OFFER TO PURCHASE AND THE RELATED LETTERS OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

         Requests for copies of the Offer to Purchase, the Letters of Transmittal and all other tender offer materials may be directed to the Information Agent at its address and telephone number listed below, and copies will be furnished promptly at the Purchaser's expense. Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager. The Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Dealer Manager and the Information Agent) for soliciting tenders of Shares or Warrants pursuant to the Offer.

                    The Information Agent for the Offer is:

                           [MACKENZIE PARTNERS LOGO]

                                156 Fifth Avenue
                           New York, New York  10010
                         (212) 929-5500 (call collect)
                                       or
                         Call Toll-Free (800) 322-2885


                      The Dealer Manager for the Offer is:

                        WASSERSTEIN PERELLA & CO., INC.

                              31 West 52nd Street
                           New York, New York  10019
                                  Call Collect:
                                 (212) 969-2700


November 14, 1995


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